Exhibit 2.1

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) is made and entered into as of October 13, 2011 by and between Sellers and Juhl Energy Development, Inc., a Minnesota corporation(“Purchaser”).

WHEREAS, Sellers are the record and beneficial owners of 1,000 Units of Winona Wind Holdings, LLC, a Minnesota limited liability company (the “Company”) and wishes to sell all of the Units (the “Units”); and

WHEREAS, Purchaser wishes to purchase the Units from Sellers in a private sale that is not part of a distribution or public offering;

NOW, THEREFORE, in the parties hereto agree as follows:

1.
Agreement to Purchase and Sell the Units.  Sellers hereby sell to Purchaser and Purchaser purchases from Sellers in a private sale exempt from registration under Section 4(1) of the Securities Act of 1933, as amended (the "Act"), the Units for consideration (the “Purchase Price”) consisting of Ninety-Nine Thousand Eight Hundred Dollars ($99,800), with $5,000 of the Purchase Price payable in cash and the remaining $94,800 via the assumption of the Company’s net obligations, including, without limitation, that certain promissory note by and between the Company and Winona County Economic Development Authority (“WCEDA”) dated June 1, 2010 (the “Note”).  Further, Purchaser acknowledges and agrees that:

(a)	the Winona County Wind Farm’s (the “Project”) existing assets and liabilities are confirmed as being accurate and complete as are set forth in the financial statement of the Company; and
(b)
the long-term ownership of the Project is subject to that certain Option Agreement dated June 1, 2010 by and between Company and WCEDA (the “WCEDA Option”), which provides WCEDA the right to re-purchase the Project from Company on the terms and for the consideration set forth therein.

2.
Closing and Payment.  Subject to the terms and conditions hereof, and in reliance upon the written representations and warranties of Purchaser, Sellers hereby sell and, subject to the terms and conditions hereof, and in reliance upon the written representations and warranties of Sellers, Purchaser hereby purchases, the Units.  The closing is being held simultaneously with the execution and delivery of this Agreement on the date of this Agreement (the “Closing Date”), at the offices of Synergy Law Group, LLC, 730 W. Randolph St., Suite 600, Chicago, IL 60661 (the “Closing”).  At the Closing, Sellers shall deliver to Purchaser assignments separate from certificates evidencing the Units being purchased hereunder.  At the Closing, Purchaser is causing there to be delivered to Sellers or Sellers’ designee, the Purchase Price, by wire transfer, cashier’s check, or by such other means as the parties have agreed.

3.
Representations and Warranties of Sellers.  Sellers hereby represent and warrant to Purchaser that the statements in the following paragraphs of this Section 3 are all true and complete as of the Closing Date.

3.1
Authority; Due Authorization.  This Agreement has been duly and validly executed and delivered by Sellers, and upon the execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations herein, will constitute, a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, except as such enforcement may be limited by bankruptcy or insolvency laws or other laws affecting enforcement of creditors’ rights or by general principles of equity.

3.2
No Conflicts.  The execution and delivery by Sellers of this Agreement does not, and the performance by Sellers of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not, conflict with or result in a violation or breach of any of the terms, conditions or provisions of any other agreement to which Sellers are a party.

3.3
Title to Securities.  Sellers are the sole record and beneficial owner of the Units and have sole managerial and dispositive authority with respect to the Units.  Sellers have not granted any person a proxy with respect to the Units that has not expired or been validly withdrawn.  The sale and delivery of the Units to Purchaser pursuant to this Agreement will vest in Purchaser legal and valid title to the Units, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever (“Encumbrances”) (other than Encumbrances created by Purchaser and restrictions on re-sales of the Units under applicable securities laws); provided, however, Purchaser is aware of the WCEDA Option.

3.4
Valid Issuance.  The Units being purchased by the Purchaser hereunder are duly and validly issued, fully paid, and non-assessable and in each instance have been issued in accordance with the registration requirements of applicable securities laws, including, without limitation, the Act, or valid exemptions therefrom.

3.5	The Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of Minnesota.

3.6
Capitalization of the Company.  Immediately prior to the Closing, the authorized Units of the Company consist of a total of 1,000 (One Thousand) Units, all of which are issued and outstanding.  There are no commitments to issue, and there are no outstanding warrants, options, convertible securities or debt, preferred Units, or any other securities exercisable or exchangeable for or convertible into, Units.

3.7
No Conflicts.  Neither the Company, nor any subsidiary, is in violation of, in conflict with, in breach of or in default under any term or provision of, and no right of any party to accelerate, terminate, modify or cancel has come into existence under, (i) its articles of organization or operating agreement (each as may have been amended, supplemented or restated), (ii) any provision of any judgment, writ, injunction, decree or order to which the any of them is a party; or (iii) any law, statute, rule or regulation applicable to any of them.

3.8
Litigation.  There is no action, suit, proceeding or investigation pending or, to the best knowledge of Sellers, currently threatened against the Company that may affect the validity of this Agreement or the right of the Sellers to enter into this Agreement or to consummate the transactions contemplated hereby.  There is no action, suit, proceeding or investigation pending or, to the best knowledge of Sellers, currently threatened against the Company before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company.  The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality other than the WCEDA Option.  There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.  When any reference to the “knowledge” or “best knowledge” of the Company or Sellers is made in this Agreement, such terms shall mean the knowledge that would be gained from due inquiry into the matters referenced.

3.9
Brokers’ Fees and Commissions.  Neither the Company nor any of its officers, directors, employees, members, agents or representatives have employed any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement and no such person or entity is entitled to a fee with respect to the transactions contemplated by this Agreement.

3.10
Minute Books.  The minute book of Company contains a complete summary of all meetings of governors and members since the time of formation of the Company and reflects all transactions referred to in such minutes accurately in all material respects.

4.
Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Sellers that the statements in the following paragraphs of this Section 4 are all true and complete as of the date hereof:

4.1
Exempt Transaction.  Purchaser understands that the offering and sale of the Units is intended to be exempt from registration under the Act and exempt from registration or qualification under any state law.

4.2
Authorization.  Purchaser represents that it has full power and authority to enter into this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser, and upon the execution and delivery by Seller of this Agreement and the performance by Sellers of their obligations herein, will constitute, a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy or insolvency laws or other laws affecting enforcement of creditors’ rights or by general principles of equity.

4.3
Purchase for Own Account.  The Units to be purchased by Purchaser hereunder will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.4	Investment Experience. The Purchaser understands that the purchase of the Units involves substantial risk.

5.	Actions to be Taken at the Closing.

5.1           Change in Board of Directors and Management.  The Sellers shall cause (i) the current members of the Board of Governors of the Company to appoint Purchaser’s appointees to the Board and cause all current governors of the Company to resign their positions on the Company’s Board and (ii) the current officers of the Company to resign their positions as officers of the Company.

6.	Indemnification.

6.1
Sellers shall indemnify and hold Purchaser, the Company and their respective affiliates, officers, directors, employees, agents, successors and assigns harmless from and against any claim, action, suit, proceeding, loss, liability, damage or expense (including, without limitation, reasonable attorneys’ fees), directly or indirectly arising from or related to any breach by Seller of this Agreement, including, but not limited to, Sellers’ representations, warranties or covenants hereunder.

6.2
Purchaser shall indemnify and hold Sellers harmless from and against any claim, action, suit, proceeding, loss, liability, damage or expense (including, without limitation, reasonable attorneys' fees) directly or indirectly arising from or related to any breach by Purchaser of this Agreement, including, but not limited to, Purchaser’s representations, warranties or covenants hereunder and any liability of any kind of the Company which exists as of the Closing Date or may arise after the Closing Date, or Purchaser’s ownership and management of Company after the Closing Date.

7.	General Provisions.

7.1	Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

7.2
Governing Law; Jurisdiction.  Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the State of Delaware.  Seller and Purchaser hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of the federal or state courts located in Chicago, Illinois, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices below.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.3
Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  A telefaxed or PDF copy of this Agreement shall be deemed an original.

7.4
Headings.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

7.5	Costs, Expenses. Each party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement.

7.6
Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Sellers and the Purchaser.  No delay or omission to exercise any right, power, or remedy accruing to Purchaser, upon any breach, default or noncompliance of Sellers under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  All remedies, either under this Agreement, by law, or otherwise afforded to Purchaser, shall be cumulative and not alternative.

7.7
Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

7.8
Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

7.9
Further Assurances.  From and after the date of this Agreement, upon the request of the Purchaser or Seller, Purchaser and Seller shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

SELLERS:

 /s/

PURCHASER:

Juhl Energy Development, Inc.

By:           /s/ John Brand

Its:           CFO